FOR IMMEDIATE RELEASE
November 25, 1996

                  TAPISTRON INTERNATIONAL ANNOUNCES THE FILING
               OF ITS PLAN OF REORGANIZATION; INVESTMENT BANKING
                  AGREEMENT WITH AVONWOOD CAPITAL CORPORATION

RINGGOLD, Georgia - Tapistron International, Inc. (Symbols: TAP1Q and TAPIWQ)

Tapistron   International   today   announced  that  it  has  filed  a  Plan  of
Reorganization with the United States Bankruptcy Court.

Tapistron also announced that, in order to implement its Plan of Reorganization, it has entered into an investment banking agreement with Avonwood Capital Corporation of Philadelphia, Pennsylvania. Under the agreement, Avonwood will advise and assist Tapistron with its efforts to raise a total of $2.5 million to implement its Plan of Reorganization and to re-capitalize the company.

Tapistron also announced that it has entered into an agreement with Avonwood, pursuant to which Avonwood will assist Tapistron in obtaining a $500,000 credit facility to provide Tapistron with working capital, pending confirmation of Tapistron's Plan of Reorganization.

CONTACT:

Darwin Poe
President
(706) 965-9300